Exhibit 99.1

Handy & Harman Ltd. Reports Financial Results for the Third Quarter of 2011

WHITE PLAINS, N.Y. November 10, 2011 -- Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company") today reported financial results for the third quarter and nine months ended September 30, 2011.

HNH reported net income of $7.0 million on net sales of $178.0 million for the three months ended September 30, 2011, compared with net income of $6.0 million on net sales of $150.9 million for the three months ended September 30, 2010. Basic and diluted net income per common share was $0.55 for the three months ended September 30, 2011, compared with $0.49 per share in the same period of 2010. Net income for the 2011 quarter includes an unrealized non-cash $1.7 million loss on embedded derivatives related to the Company’s subordinated notes and warrants.

For the nine months ended September 30, 2011, HNH reported net income of $28.6 million on net sales of $518.8 million, compared with net income of $9.6 million on net sales of $434.0 million for the nine months ended September 30, 2010.  Net income for the nine months ended September 30, 2011 includes an unrealized non-cash $0.6 million gain on embedded derivatives related to the Company’s subordinated notes and warrants, and a $6.0 million gain on disposal of assets, net of tax, from discontinued operations. Basic and diluted net income per common share was $2.28 for the nine months ended September 30, 2011, compared with $0.79 per share in the same period of 2010.

“Our sales continued to increase in the third quarter of 2011, with $27.1 million, or 18.0%, higher sales for the quarter as compared to the third quarter of 2010.  On a year-to-date basis, our sales rose by $84.8 million, or 19.5%, with all of our segments experiencing higher net sales for the three and nine month periods ended September 30, 201l versus the same periods in 2010.  We also reported higher gross profit, reduced selling, general and administrative expenses as a percentage of sales and increased net income in the third quarter of 2011 when compared to the third quarter of 2010 as well as for the year-to-date 2011 versus 2010,” stated Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of HNH.

The Company generated Adjusted EBITDA of $22.6 million for the third quarter of 2011, as compared to $19.8 million for the same period in 2010, an increase of $2.8 million, or 14.1%. For the year-to-date period of 2011, Adjusted EBITDA was $62.3 million as compared to $50.7 million for the nine month period of 2010, an increase of $11.6 million, or 22.9%.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Financial Highlights:

Demand for the Company’s products and services increased in 2011 as compared to 2010 resulting in 18.0% quarter-over-prior year quarter net sales growth.  The growth in net sales was due principally to higher silver prices during the third quarter of 2011 and increased units sold.  Income from continuing operations increased $1.7 million to $16.4 million during the third quarter of 2011 compared to $14.7 million for the same period of 2010.  Improved income from continuing operations was principally a result of $27.1 million higher third quarter sales and the continuing benefits of the application of the HNH Business System. The Company also reduced interest expense by $2.9 million for the third quarter of 2011, and $8.8 million for the nine month period ended September 30, 2011, principally because of the debt refinancing completed in October 2010, which contributed to an increase in income from continuing operations, net of tax, of $2.4 million for the third quarter of 2011 as compared to the third quarter of 2010, and $15.1 million for the nine month period ended September 30, 2011 as compared to the same period of 2010.

We continue to seek opportunities to gain market share in markets we currently serve, expand into new markets through disciplined business development and acquisition identification, cultivation and integration processes and develop new products based on user needs defined by voice of the customer in order to increase demand as well as broaden our sales base.  We expect that the continuing application of the HNH Business System and focus on growth processes coupled with lean manufacturing tools including standard work, quick set up, kanban material flow and total productive maintenance provides our management teams with a comprehensive set of tools that have generated and we believe will continue to generate improved business results.

Segment Operating Results

Precious Metal

The Precious Metal segment net sales increased by $19.1 million, or 58.3%, to $51.8 million for the three months ended September 30, 2011, as compared to $32.7 million in 2010.  The increased sales were primarily driven by an increase of approximately $20.00 per troy ounce in the average market price of silver during the third quarter of 2011 as compared to the same period of 2010, and higher volume. The increase in silver price accounted for $14.8 million in higher sales.

Segment operating income increased by $3.7 million from $3.5 million during the third quarter of 2010 to $7.2 million for the same period in 2011.  The increase was primarily driven by higher sales which resulted from both increased silver prices and additional units sold.

Tubing

For the three months ended September 30, 2011, the Tubing segment sales increased by $0.6 million, or 2.5%, to $25.2 million, as compared to $24.6 million during the same period of 2010.  The increase was attributable to higher sales from the markets served by the Stainless Steel Tubing Group, which were partially offset by lower sales from the refrigeration market serviced by the Specialty Tubing Group.

Segment operating income decreased by $0.2 million to $3.8 million for the three months ended September 30, 2011, as compared to $4.0 million for the same period in 2010.  Improved operating income from the Stainless Steel Tubing Group was offset by weakness in sales and gross margin in the refrigeration market served by the Specialty Tubing Group.

Engineered Materials

The Engineered Materials segment sales for the three months ended September 30, 2011 increased by $6.3 million, or 10.1%, to $69.1 million, as compared to $62.8 million during the same period in 2010. The incremental sales were driven by higher volume of commercial roofing products and fasteners, gas and electrical connectors, partially offset by lower sales of electro-galvanized steel products as a result of weak residential construction.

Segment operating income increased by $1.0 million to $8.7 million for the three months ended September 30, 2011, as compared to $7.7 million for the same period of 2010.  The increase in operating income was principally the result of the higher sales volume.  Gross profit margin for the three months ended September 30, 2011 was lower compared to the three months ended September 30, 2010, primarily due to increased sales of lower-margin private label roofing fasteners in the third quarter of 2011 as compared to the third quarter of 2010.

Arlon Electronic Materials

Arlon sales were $18.8 million for the three months ended September 30, 2011, which was relatively flat compared to $18.7 million for the same period of 2010.  Higher sales from flex heater and coil insulation products for the general industrial market were partially offset by lower sales of printed circuit board materials related to the telecommunications infrastructure in China.

Segment operating income decreased by $0.3 million to $1.8 million for the three months ended September 30, 2011, as compared to $2.1 million for the same period of 2010.  The decrease in operating income was principally the result of lower gross profit margin.  Arlon’s gross profit margin was 1.6% lower during the third quarter of 2011 as compared to 2010 primarily due to capacity constraints at its China manufacturing facility.  In order to satisfy customer demand while Arlon is increasing its manufacturing capacity in China, production in the U.S. was increased at lower margins.

Kasco

Kasco segment sales improved by $1.0 million, or 8.0%, for the three months ended September 30, 2011 from $12.0 million during the third quarter of 2010 to $13.0 million during the same period of 2011. The sales improvements were partially from its route business in the United States, as well as additional sales in Europe.

Operating income for the Kasco segment improved by $0.2 million, to $1.0 million for the third quarter of 2011, as compared to $0.8 million for the same period of 2010. Gross profit margin improved during the third quarter of 2011 compared to the same period of 2010 primarily due to cost savings generated by relocating the production facility from Atlanta, Georgia to Mexico.

Liquidity

As of September 30, 2011, the Company’s current assets totaled $183.0 million and its current liabilities totaled $143.8 million.  Therefore, its working capital was $39.2 million, as compared to working capital of $15.3 million as of December 31, 2010.

On September 12, 2011, H&H Group entered into an Amended and Restated Loan and Security Agreement (the “Ableco Refinancing”) with Ableco, L.L.C., one of its existing lenders, to increase the size of the total term loan thereunder from $25 million to up to $75 million (the “Ableco Facility”) and to amend certain covenants.  The Ableco Facility now provides for three separate term loans (“Term Loans”) at a maximum value of $25 million per Term Loan.  The first and second Term Loans bear interest at the U.S. base rate (the prime rate) plus 4.5% or LIBOR (or, if greater, 1.50%) plus 6.00%.  The third Term Loan bears interest at the U.S. base rate (the prime rate) plus 7.50% or LIBOR (or, if greater, 1.75%) plus 9.00%.  In September, an additional $50 million was borrowed from Ableco, making the outstanding total of the Term Loans $75 million.  All amounts outstanding under the Ableco Facility are due and payable in full on July 1, 2013.

In connection with the Ableco Refinancing on September 12, 2011, H&H Group amended and restated the Loan and Security Agreement (the “Wells Fargo Facility”) dated October 15, 2010, as amended, by and between H&H Group, together with certain of its subsidiaries, and Wells Fargo Bank, National Association, as administrative agent for the lenders thereunder.  The Wells Fargo Facility was amended to, among other things, permit the modification of the Ableco Facility, amend certain covenants and extend the maturity date of the Wells Fargo Facility to July 1, 2013.

On October 14, 2011, H&H Group redeemed $25 million principal amount of its outstanding 10% subordinated secured notes due 2017 (the “Subordinated Notes”) on a pro-rata basis among all holders thereof at a redemption price of 102.8% of the principal amount and accrued but unpaid payment-in-kind-interest thereof, plus accrued and unpaid cash interest.  Until October 14, 2013, the Subordinated Notes are not detachable from warrants to purchase the Company’s common stock, exercisable beginning October 14, 2013 (the “Warrants”), that were issued with the Subordinated Notes as units.  Accordingly, a pro rata portion of Warrants were also redeemed on October 14, 2011.  After giving effect to the redemption on October 14, 2011, the principal amount of the outstanding Subordinated Notes was approximately $40.6 million.

Note Regarding Use of Non-GAAP Financial Measurements:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations (net of tax) before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, income from proceeds of insurance claims, net, LIFO liquidation gain, non-cash pension and other post-employment benefits (“OPEB”) expense or credit, and other non-cash credits and charges. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company’s interest expense;
•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth below.  We caution investors that, because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Our Company

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

Our companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon, and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, aerospace, military electronics and automotive markets. Other markets served include blade products and repair services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol HNH.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH’s current expectations and projections about its future results, performance, prospects and opportunities.  HNH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, HNH’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2010 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

CONTACT:	Handy & Harman Ltd.
Glen Kassan, Vice Chairman of the Board
and Chief Executive Officer

914-461-1260

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per share)	2011	2010	2011	2010

Net sales	$177,989	$150,876	$518,770	$433,985
Cost of goods sold	131,502	110,028	385,384	318,624
Gross profit	46,487	40,848	133,386	115,361
Selling, general and administrative expenses	27,636	25,089	86,425	76,992
Pension expense	2,487	1,087	4,737	3,262
Asset impairment charge	-	-	700	1,582
Income from continuing operations	16,364	14,672	41,524	33,525
Other:
Interest expense	3,802	6,731	11,428	20,204
Realized and unrealized loss on derivatives	1,488	1,799	633	2,208
Other expense (income)	1,335	(97)	1,329	274
Income from continuing operations before tax	9,739	6,239	28,134	10,839
Tax provision	1,921	844	4,455	2,244
Income from continuing operations, net of tax	7,818	5,395	23,679	8,595

Discontinued Operations:
Income (loss) from discontinued operations, net of tax	(395)	639	(1,103)	975
Gain (loss) on disposal of assets, net of tax	(401)	3	6,030	30
Net income (loss) from discontinued operations	(796)	642	4,927	1,005

Net income	$7,022	$6,037	$28,606	$9,600

Basic and diluted per share of common stock

Income from continuing operations, net of tax, per share	$0.62	$0.44	$1.89	$0.71
Discontinued operations, net of tax, per share	(0.07)	0.05	0.39	0.08
Net income per share	$0.55	$0.49	$2.28	$0.79

Weighted average number of common shares outstanding	12,647	12,179	12,525	12,179

 HANDY & HARMAN LTD.
CONSOLIDATED BALANCE SHEETS
 (unaudited)

	September 30,	December 31,
(Dollars and shares in thousands)	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$11,470	$8,762
Trade and other receivables - net of allowance for doubtful accounts of $2,527 and $2,198, respectively	101,383	68,197
Inventories	57,125	48,675
Deferred income tax assets	1,324	1,238
Prepaid and other current assets	11,697	9,064
Current assets of discontinued operations	-	27,044
Total current assets	182,999	162,980

Property, plant and equipment at cost, less accumulated depreciation and amortization	76,320	78,143
Goodwill	65,549	63,917
Other intangibles, net	35,454	31,538
Other non-current assets	20,126	14,712
Non-current assets of discontinued operations	-	2,259
Total assets	$380,448	$353,548
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$48,949	$36,954
Accrued liabilities	38,030	32,245
Accrued environmental liability	5,514	6,113
Accrued interest - related party	492	411
Short-term debt	2,507	42,890
Current portion of long-term debt - related party	12,500	-
Current portion of long-term debt	16,952	4,452
Deferred income tax liabilities	643	355
Current portion of pension liability	18,241	14,900
Current liabilities of discontinued operations	-	9,340
Total current liabilities	143,828	147,660
Long-term debt	116,503	91,403
Long-term debt - related party	19,995	32,547
Long-term interest accrual - related party	328	-
Accrued pension liability	87,065	98,084
Other employee benefit liabilities	4,407	4,429
Deferred income taxes liabilities - long term	4,184	3,988
Other liabilities	5,004	4,942
Long-term liabilities of discontinued operations	-	655
Total liabilities	381,314	383,708

Stockholders' Deficit:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,646 and 12,179 shares, respectively	127	122
Accumulated other comprehensive loss	(137,353)	(135,865)
Additional paid-in capital	555,015	552,844
Accumulated deficit	(418,655)	(447,261)
Total stockholders' deficit	(866)	(30,160)
Liabilities and stockholders' deficit	$380,448	$353,548

HANDY & HARMAN LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,
(in thousands)	2011	2010
Cash flows from operating activities:
Net income	$28,606	$9,600
Adjustments to reconcile net income to net cash provided by (used in) operating activities, net of acquisitions:
Depreciation and amortization	11,863	12,427
Non-cash stock based compensation	2,369	124
Amortization of debt issuance costs	1,749	1,065
Gain on early retirement of debt	(819)	-
Accrued interest not paid in cash	491	9,052
Deferred income taxes	386	(124)
Gains from asset dispositions	(68)	(15)
Asset impairment charge	700	1,582
Non-cash (income) loss from derivatives	(578)	359
Reclassification of net cash settlements on precious metal contracts to investing activities	1,366	1,849
Net cash (used in) provided by operating activities of discontinued operations, including non-cash gain on sale of assets	(10,133)	2,554
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(26,892)	(22,346)
Inventories	(7,281)	(8,851)
Other current assets	(1,948)	(557)
Accrued interest expense-related party	492	1,167
Other current liabilities	(3,827)	13,682
Other items-net	(1,527)	(570)
Net cash provided by (used in) operating activities	(5,051)	20,998
Cash flows from investing activities:
Additions to property, plant & equipment	(9,006)	(6,646)
Net cash settlements on precious metal contracts	(1,366)	(1,849)
Acquisition	(8,761)	-
Proceeds from sales of assets	141	407
Net cash provided by (used in) sale of assets of discontinued operations	26,499	(383)
Net cash provided by (used in) investing activities	7,507	(8,471)
Cash flows from financing activities:
Proceeds from term loans - domestic	50,000	-
Net revolver repayments	(40,415)	(7,188)
Net repayments on loans - foreign	(724)	(2,982)
Repayments of term loans	(10,580)	(6,390)
Deferred finance charges	(1,228)	(665)
Net change in overdrafts	3,215	4,446
Other financing activities	(10)	(122)
Net cash provided by (used in) financing activities	258	(12,901)
Net change for the period	2,714	(374)
Effect of exchange rate changes on net cash	(5)	(100)
Cash and cash equivalents at beginning of period	8,762	8,796
Cash and cash equivalents at end of period	$11,470	$8,322

 HANDY & HARMAN LTD.
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2011	2010	2011	2010
Net Sales:
Precious Metal	$51,791	$32,721	$150,488	$95,508
Tubing	25,188	24,580	74,061	73,240
Engineered Materials	69,170	62,833	192,732	174,088
Arlon	18,800	18,665	62,642	54,631
Kasco	13,040	12,077	38,847	36,518
Total net sales	$177,989	$150,876	$518,770	$433,985
Segment operating income:
Precious Metal	7,180	3,469	17,234	9,670
Tubing	3,798	3,955	11,294	10,188
Engineered Materials	8,761	7,737	20,799	18,032
Arlon (a)	1,802	2,060	6,385	6,296
Kasco (b)	1,025	782	3,057	631
Total segment operating income	22,566	18,003	58,769	44,817

Unallocated corporate expenses & non operating units	(3,739)	(2,471)	(12,576)	(8,245)
Proceeds from insurance claims, net	-	231	-	231
Unallocated pension expense	(2,487)	(1,087)	(4,737)	(3,262)
Income (loss) on disposal of assets	24	(4)	68	(16)
Income from continuing operations	16,364	14,672	41,524	33,525

Interest expense	(3,802)	(6,731)	(11,428)	(20,204)
Realized and unrealized loss on derivatives	(1,488)	(1,799)	(633)	(2,208)
Other (expenses) income	(1,335)	97	(1,329)	(274)
Income from continuing operations before income taxes	$9,739	$6,239	$28,134	$10,839

(a)
The segment operating income of the Arlon segment for the nine months ended September 30, 2011 includes an asset impairment charge of $0.7 million to write down certain unused land located in Rancho Cucamonga, California to fair value.

(b)	The operating income of the Kasco segment for the nine month period ended September 30, 2010 includes asset impairment charges of $1.6 million and restructuring charges of $0.4 million.

Supplemental Non-GAAP Disclosures
Adjusted EBITDA
(unaudited)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
(in thousands)	2011	2010	2011	2010
Income from continuing operations, net of tax	$7,818	$5,394	$23,679	$8,594
Add (Deduct):
Income tax provision	1,921	844	4,455	2,245
Interest expense, net	3,802	6,731	11,428	20,204
Unrealized loss (gain) on embedded derivatives related to subordinated notes	1,652	-	(622)	-
Non-cash derivative & hedge (gain) loss on precious metal contracts (a)	(164)	1,799	1,254	2,208
Non-cash adjustment of precious metal inventory valued at LIFO (a)	(458)	426	799	448
Depreciation/amortization expense	3,974	4,083	11,863	12,435
Non-cash pension and OPEB expense	2,492	403	4,752	2,603
Non-cash asset impairment charge	-	-	700	1,582
Non-cash stock/option expense	639	78	2,331	125
Other, net (b)	945	15	1,683	286
Adjusted EBITDA	$22,621	$19,773	$62,322	$50,730

a)
H&H’s precious metal inventory is subject to market price fluctuations.  H&H enters into commodity futures and forwards contracts on its precious metal inventory that is not subject to fixed-price contracts with its customers in order to economically hedge against price fluctuations.  As these derivatives are not designated as accounting hedges under ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  Such gains and losses are recorded on separate lines of the statement of operations.

b)
Other, net, includes non-recurring costs of approximately $800,000 in both the three and nine month periods ended September 30, 2011.  Such costs related principally to potential refinancings of the Company’s debt that management has elected not to complete at this time.

SOURCE:    Handy & Harman Ltd.